Exhibit 10.(a).2

7 March 2003

BG Group to sell 50% of its North Caspian interest for
$615 million.

BG Group ("BG") announced today that it has agreed to sell half of its interest in the North Caspian Sea Production Sharing Agreement (PSA) – which includes the Kashagan oil development – to CNOOC North Caspian Sea Ltd (a wholly owned subsidiary of CNOOC Ltd of China), for a cash consideration of $615 million, payable at completion.

Under the agreement, CNOOC Ltd will acquire a one twelfth (8.33%) interest in the PSA. Following the sale, BG will retain a one twelfth (8.33%) interest. Completion of the transaction is subject to a number of conditions, including approval from the Kazakhstan authorities and the existing PSA partners waiving pre-emption rights.

The North Caspian Sea PSA includes the Kashagan oil field, the Kalamkas oil discovery and the Kairan, Aktote and Kashagan SW prospects, and is operated by ENI, which holds a 16.67% interest. The other partners are ExxonMobil, Shell and TotalFinaElf, each with 16.67% interest, and ConocoPhillips and INPEX, each with 8.33%.

Speaking today, BG Chief Executive Frank Chapman said:

"The agreement we have reached with CNOOC Ltd recognises the significant value that BG and its partners have created in the North Caspian. This disposal arises from BG's regular process of portfolio review, and the proceeds will be utilised to further our aims of growing the business and strengthening returns.

"CNOOC will bring significant expertise to the North Caspian partnership, and we look forward to working with them in the future. BG remains strongly committed to Kazakhstan – one of the most important countries in our portfolio. In addition to our remaining interest in the North Caspian, we will continue to contribute through our involvement in the giant gas condensate field at Karachaganak and in the Caspian Pipeline Consortium."

The effective date of the transaction is 1 January 2003, at which date the net asset value of the interest to be sold was GBP114 million. The sale is expected to complete during the course of 2003. The North Caspian Sea PSA has yet to commence production, and therefore did not contribute to BG's 2001 or 2002 profits.

There are matters discussed in this media information that are forward looking statements. Such statements are only predictions and actual events or results may differ materially. For a discussion of important factors that could cause actual results to differ from the forward looking statements, refer to the Company's annual report and accounts for the year ended 31 December 2001.

Notes to Editors

The North Caspian Sea PSA covers 5,600 square kilometres of the Kazakhstan section of the Caspian Sea. The drilling of the first well, Kashagan East-1, commenced in 1999 and, in June 2000, the partners announced the Kashagan discovery. This was followed by the Kashagan West-1 well, which was also successful. An appraisal programme comprising a 3-D seismic survey over the whole of the Kashagan structure and five appraisal wells is well advanced. Two wells, KE-2 and KE-3, have been successfully completed, two further wells, KE-4 and KE-5, are nearing completion, and the fifth, KE-6, will spud in the spring. Front End Engineering Design for Kashagan development is under way. The consortium has also drilled the Kalamkas exploration well, announced as a discovery in October 2002. Three further exploration prospects within the licence area are due to be drilled during 2003.

BG Group's business is in gas and oil exploration and production, and the development and supply of international gas markets. BG is active in some 20 countries, including – in addition to Kazakhstan – the UK, Trinidad and Tobago, the southern cone of South America, Egypt and India. In Kazakhstan, in addition to its North Caspian interests, BG is joint operator (32.5%) of the Karachaganak oil and gas condensate field, and is a shareholder in the Caspian Pipeline Consortium (CPC) which links reserves in West Kazakhstan to the Black Sea and exportation.

Enquiries:

Media	Chris Carter/Robin O'Kelly	00 44 (0)118 929 2597/3186
Investor Relations	Chris Lloyd/Brian McCleery	00 44 (0)118 929 3025

Web: www.BG-Group.com

11 March 2003

BG Group to sell the whole of its remaining North Caspian interest to
Sinopec for $615 million.

Following the announcement on 7 March, that BG Group ("BG") is to sell half of its interest in the North Caspian Sea Production Sharing Agreement (PSA) to CNOOC North Caspian Sea Ltd, BG announced today that it has agreed to sell its remaining interest in the PSA to Sinopec International Petroleum Exploration and Production Corp. (a wholly owned subsidiary of China Petrochemical Corporation ("Sinopec Group.") of China) for a cash consideration of $615 million, payable at completion.

Under the agreement, Sinopec will acquire BG's remaining one twelfth (8.33%) interest in the PSA. Completion of the transaction is subject to a number of conditions, including approvals from the Kazakhstan and Chinese authorities and the existing PSA partners waiving pre-emption rights.

The North Caspian Sea PSA includes the Kashagan oil field, the Kalamkas oil discovery and the Kairan, Aktote and Kashagan SW prospects, and is operated by ENI, which holds a 16.67% interest. The other partners are ExxonMobil, Shell and TotalFinaElf, each with 16.67% interest, and ConocoPhillips and INPEX, each with 8.33%.

Speaking today, BG Chief Executive Frank Chapman said:

"We are delighted to have reached this agreement with Sinopec, which completes the divestment of our interest in the North Caspian PSA. It demonstrates the significant value that BG and its partners have created in the North Caspian and will enable us to maintain our focus on gas. BG remains strongly committed to Kazakhstan through retention of our key interests in the giant gas condensate field at Karachaganak and in the Caspian Pipeline Consortium."

BG continues to focus on high growth and good returns, and the proceeds of this disposal will allow BG to consider accelerating or enhancing projects within its existing portfolio, or adding new opportunities as it continues to grow. BG remains committed to the disciplined use of capital and if appropriate, will consider returning surplus capital to shareholders after addressing the attractive opportunities expected to be available.

The economic effective date of the transaction is 1 January 2003, at which date the net asset value of the interest to be sold was GBP114 million. The sale is expected to complete during the course of 2003. The North Caspian Sea PSA has yet to commence production, and therefore did not contribute to BG's 2001 or 2002 profits.

There are matters discussed in this media information that are forward looking statements. Such statements are only predictions and actual events or results may differ materially. For a discussion of important factors that could cause actual results to differ from the forward looking statements, refer to the Company's annual report and accounts for the year ended 31 December 2001.

Notes to Editors

The North Caspian Sea PSA covers 5,600 square kilometres of the Kazakhstan section of the Caspian Sea. The drilling of the first well, Kashagan East-1, commenced in 1999 and, in June 2000, the partners announced the Kashagan discovery. This was followed by the Kashagan West-1 well, which was also successful. An appraisal programme comprising a 3-D seismic survey over the whole of the Kashagan structure and five appraisal wells is well advanced. Two wells, KE-2 and KE-3, have been successfully completed, two further wells, KE-4 and KE-5, are nearing completion, and the fifth, KE-6, will spud in the spring. Front End Engineering Design for Kashagan development is under way. The consortium has also drilled the Kalamkas exploration well, announced as a discovery in October 2002. Three further exploration prospects within the licence area are due to be drilled during 2003.

BG Group's business is in gas and oil exploration and production, and the development and supply of international gas markets. BG is active in some 20 countries, including – in addition to Kazakhstan – the UK, Trinidad and Tobago, the southern cone of South America, Egypt and India. In Kazakhstan, in addition to its North Caspian interests, BG is joint operator (32.5%) of the Karachaganak oil and gas condensate field, and is a shareholder in the Caspian Pipeline Consortium (CPC) which links reserves in West Kazakhstan to the Black Sea and exportation.

Sinopec Group is one of China's largest petroleum and petrochemical groups and is owned by the Chinese State. Its principal asset is a 55% stake in Sinopec Corp., a New York, Hong Kong, London, and Shanghai-listed integrated oil company (NYSE: SNP, SEHK: 386, LSE: SNP, SSE: 600028). Its scope of business covers exploration, development, production and marketing of petroleum and natural gas, refining and marketing, production and sales of petrochemicals, chemical fibers, chemical fertilizers, and other chemicals, pipeline transportation of petroleum and natural gas, import and export and import/export agency business of petroleum, natural gas, refined oil products, petrochemicals, other chemicals, and other commodities and technologies, research and development and application of technology and information.

Enquiries:

Media	Chris Carter/Robin O'Kelly	00 44 (0)118 929 2597/3186
Investor Relations	Chris Lloyd	00 44 (0)118 929 3025

Web: www.BG-Group.com